                                                                    EXHIBIT 99.1

Contact:  Jennifer Good                    Jim Fingeroth / Sarah Zitter Milstein
          Senior Vice President and        Kekst and Company
          Chief Financial Officer          212-521-4800
          845-878-8381
          800-431-2457


              PENWEST REPORTS FIRST QUARTER 2002 FINANCIAL RESULTS

PATTERSON, NY, MAY 1, 2002 -- Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced results for the first quarter ended March 31, 2002, which reflect the Company's continued investments to expand its oral drug delivery product pipeline.

Total revenues for the first quarter were $10.3 million, compared to total revenues of $10.9 million for the same quarter in 2001. The Company reported a net loss of $4.3 million, or $0.28 per share, for the first quarter of 2002, versus a net loss of $2.1 million, or $0.17 per share, for the comparable quarter in 2001.

Revenues for the first quarter were impacted by a decline in sales of bulk TIMERx(R) resulting from the timing of certain customer orders, as well as lower royalties from Mylan Pharmaceuticals due to increased competition for generic Procardia(R)XL. The Company's excipient sales grew during the quarter, indicating the steady progress of this business. Gross profit for the quarter was $3.7 million, or 36.1% of total revenues, compared to gross profit in the first quarter of 2001 of $4.4 million, or 40.0% of total revenues. This decrease in gross profit primarily resulted from the above-noted lower royalties from Mylan.

Research and development spending during the first quarter of 2002 rose to $4.6 million, compared to $3.3 million in the first quarter of 2001. In addition to the significant costs of Phase III clinical trials for oxymorphone ER being developed with Endo Pharmaceuticals, the increased investment in R&D demonstrates Penwest's continued focus on expanding its oral drug delivery product pipeline. These investments are geared towards new product opportunities, particularly oxymorphone ER and two hypertension drugs in development. Penwest is also advancing early-stage products utilizing its chronotherapeutic delivery technology.


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During the first quarter, selling, general and administrative expenses rose approximately $378,000 to $3.4 million, compared to $3.0 million in the first quarter of 2001, due to higher selling costs in Europe associated with the opening of a sales office in France, increased compensation expense related to marketing and information technology, as well as higher business insurance costs.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "Our results reflect Penwest's ongoing investment in our strategy to expand our drug delivery product pipeline and realize greater economic value for our products. We continued to make progress toward these goals during the quarter. Our oxymorphone ER clinical trials with Endo are nearing completion and we anticipate an FDA filing by Endo in the second half of 2002. Furthermore, we are identifying and pursuing new products, based on our drug delivery technology, that provide greater therapeutic benefits to patients and, consequently, increased value to our shareholders.

"We were also pleased by the rise in excipient sales during the quarter and progress of PROSOLV(R). This technology platform has become a key contributor to the growth of the excipients business, recently marked by the FDA's first approval of a new product using PROSOLV, which was developed by MOVA Pharmaceutical and is indicated for hypothyroidism."

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for the Company to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to

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raise such funds or will only be able to raise such funds on unfavorable terms;
dependence on collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, which risk factors are incorporated herein by reference. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.







                                 (Table Follows)





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CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                    ---------------------------
                                                       2002              2001
                                                       ----              ----
Revenues
  Product sales                                     $  9,175           $  9,236
  Royalties & licensing fees                           1,138              1,703
                                                    --------           --------
    Total revenues                                    10,313             10,939

Cost of product sales                                  6,594              6,563
                                                    --------           --------
    Gross profit                                       3,719              4,376

Selling, general and administrative                    3,373              2,995
Research and product development                       4,589              3,323
                                                    --------           --------
    Loss from operations                              (4,243)            (1,942)

Investment income                                        130                 40
Interest expense                                          58                 74
Income tax expense                                       147                147
                                                    --------           --------
    Net loss                                        $ (4,318)          $ (2,123)
                                                    ========           ========


Basic and diluted net loss per share                $  (0.28)          $  (0.17)
                                                    ========           ========

Weighted average shares of common
      stock outstanding                               15,398             12,678
                                                    ========           ========


OTHER INFORMATION

                                                     MARCH 31,         DECEMBER 31,
                                                       2002                2001
                                                     ---------         ------------
Cash and short-term investments                       $22,534            $22,512




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